Exhibit 99.1

April 16, 2012

Dear Fellow Shareholders,

Several of you have expressed a desire to understand our recently announced registered direct financing.

The financing provided gross proceeds of $5.54 million from the sale of 6,517,648 shares of common stock for $0.85 per share, together with six-year Series A warrants to purchase 6,517,648 shares for $1.15 per share and short-term Series B warrants to purchase 6,617,648 shares for $0.85 per share. The Series B warrants have the potential to provide an additional $5.54 million in capital prior to their expiration in mid-October. There are also approximately 6.6 million warrants outstanding with an exercise price of $2 each that were issued in 2007 and are set to expire in December 2012.

We initially expected that the financing would provide more upside on better terms, but market conditions dictated otherwise. We were, however, determined to close this financing to enable us to continue our progress in all areas and fund our operations through our submission of a New Drug Application (NDA) for Probuphine® in opioid dependence, which is expected to occur in September 2012.

We remain optimistic that we will conclude a strategic partnership for Probuphine, which could provide Titan with an additional source of funding. We are in ongoing discussions with three to five interested companies.

As is often the case with partnering discussions, the pace of progress can be protracted. On the one hand potential partners have been impressed by the size of the opportunity that Probuphine presents – the size and scope of the opioid addiction treatment market and that the current market leader is a veritable blockbuster drug with more than $1 billion in annual sales (EvaluatePharma, 2010 Annual Report). On the other hand, we have had to spend considerable time educating potential partners about the implant itself and the unique aspects of commercializing a product that involves a small surgical procedure.

We remain dedicated to bringing value to our shareholders and confident that we are on track to file the NDA for Probuphine and confident in our belief that Probuphine, once approved for marketing, could be a revolutionary new treatment for opioid dependence.

The Titan team thanks you for your ongoing support.

Sincerely,

/s/ Sunil Bhonsle	/s/ Marc Rubin, M.D.
Sunil Bhonsle	Marc Rubin, M.D.
President	Executive Chairman

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080 Tel. (650)244-4990 Fax (650)244-4956

This letter may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this letter.

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080 Tel. (650)244-4990 Fax (650)244-4956